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EXHIBIT (11) -- STATEMENT RE: COMPUTATION OF NET LOSS PER SHARE

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                                                      THREE MONTHS ENDED            NINE MONTHS ENDED
                                                         SEPTEMBER 30,                SEPTEMBER 30,
                                                   ------------------------    -------------------------
                                                      1996          1995           1996          1995
Net Loss                                           $ (786,184)   $ (800,574)   $(1,597,803)  $(2,311,277)
                                                   ----------    ----------    -----------   -----------
                                                   ----------    ----------    -----------   -----------
Weighted average shares of
  Common Stock outstanding                          2,795,059     1,734,165      2,778,290       836,692

Shares related to staff accounting
     bulletin topic 4D:
          Stock Options                                                                            38,008
          Conversion of payable to parent                                                         235,038
Escrow Shares                                        (363,760)     (300,901)      (363,760)      (252,202)
                                                   ----------    ----------    -----------    -----------
Shares used in calculating net loss per share       2,431,299     1,433,264      2,414,530        857,536
                                                   ----------    ----------    -----------    -----------
                                                   ----------    ----------    -----------    -----------
Net loss per share                                 $    (0.32)   $    (0.56)   $     (0.66)   $    (2.70)
                                                   ----------    ----------    -----------    -----------
                                                   ----------    ----------    -----------    -----------

Pro forma net loss per share information:
Shares used in calculating net loss per share                     1,433,264                       857,536
                                                                  ----------                  -----------
   Adjusted to reflect the effect of the assumed
        conversion of Preferred Stock                               220,008                       428,437
   Escrow Shares                                                    (62,859)                     (122,410)
                                                                 ----------                   -----------
Shares used in computing pro forma
     net loss per share                                           1,590,413                     1,163,562
                                                                 ----------                   -----------
                                                                 ----------                   -----------
Pro forma net loss per share                                     $    (0.50)                  $     (1.99)
                                                                 ----------                   -----------
                                                                 ----------                   -----------
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